SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15 (d) of
                       the Securities Exchange Act of 1934


                 Date of earliest event reported: June 11, 1999


                          Stockgroup.Com Holdings, Inc.
             (Exact name of registrant as specified in its charter)


       Colorado                  000-23687                    84-1379282
 (State of Incorporation)   (Commission File Number)    (IRS Identification No.)


     1000-789 W. Pender Street, Vancouver, British Columbia, Canada V6C 1H2
               (Address of principal executive offices)(Zip Code)


                                 (604) 331-0995
              (Registrant's telephone number, including area code)


                           I-Tech Holdings Group, Inc.
                    1622 York Street, Denver, Colorado 80206
             (Former name and address, if changed since last report)


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                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events.

     Mr. Clark Burch, a director of Stockgroup.com Holdings, Inc. (the "Corporation" or "Registrant"), died on June 11, 1999 leaving vacant a position on the Board of Directors of the Corporation.

     On June 15, 1999 the Board of Directors of the Corporation appointed Mr. David Caddey as a director of the Corporation to serve in such capacity until his successor shall have been duly elected and qualified.

     David N.Caddey, B.Sc., M.Sc., is, and has been since 1990, Vice President and General Manager of MacDonald Dettwiler and Assoc. ("MDA"), a leading Canadian space and information technology company. MDA is a wholly owned subsidiary of Orbital Science Corp. (NASDAQ:ORB). Mr. Caddey received a Bachelor of Science degree from the Royal Military College in 1971 and a Master of Science Degree from the Royal Military College in 1976.

     On June 15, 1999 the Board of Directors of the Corporation, in accordance with the bylaws of the Corporation, also approved an increase in the number of positions on the Board of Directors and approved the appointment of Mr. Leslie
A. Landes as a director of the Corporation to serve in such capacity until his successor shall have been duly elected and qualified.

     Leslie A. Landes has been with the Corporation since August 1998. Mr. Landes previously directed Landes Enterprises Limited, a privately held interim turnaround management consulting company that advised and counseled clients in several industries including telecommunications and technology on issues ranging from mergers and acquisitions to international marketing campaigns.

     Additionally, on June 15, 1999 Leslie A. Landes was elected to the offices of President and Chief Operating Officer of the Corporation and Marcus New was elected and shall continue to serve as Chairman of the Board and Chief Executive Officer of the Corporation.

                                       2

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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Stockgroup.com Holdings, Inc.
                                                 (Registrant)

Dated:  June 21, 1999          By:      /s/  Marcus A. New
                                        --------------------------------------
                                        Marcus A. New, Chief Executive Officer